Exhibit 99.1

Press Release
COTT REPORTS Q2 RESULTS
•	Reported earnings per share of $0.07

•	$9.1 million in restructuring and other charges for the new customer development & solutions teams and office consolidation

•	Gross margin of 12.0%

•	International business unit delivers another quarter of strong revenue growth, up 14.3% over prior year Q2
(All information in U.S. dollars)
TORONTO, July 19, 2007 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the second quarter ended June 30, 2007.
SECOND QUARTER CONSOLIDATED RESULTS
Second quarter volume was 340.3 million eight-ounce equivalent cases, down 6.4% compared to the second quarter of 2006. The decline was primarily driven by North America, due to the continued declines in the carbonated soft drink segment, ongoing product rationalization, and the impact of increased pricing by some U.S. customers. Revenues in the quarter were $498.4 million, down slightly from $502.0 million in the second quarter of the prior fiscal year. Excluding the impact of foreign exchange, revenues declined 2.6% compared to the prior year period.
Second quarter gross margin was 12.0%, compared to 14.4% in the prior year second quarter. The decline was the result of high ingredient and packaging costs in the quarter which were not offset by sufficient pricing, as well as short-term increases in operating costs related to the transition of production out of recently-closed plants.
Net income in the second quarter was $4.7 million (or $0.07 per diluted share), compared to $7.6 million (or $0.11 per diluted share) in the second quarter of 2006.

Key Indicators At-A-Glance
	2nd Quarter		Year-to-Date
	2007	2006	2007	2006
Volume (8oz MM)	340.3	363.6	658.1	658.6
Revenue ($MM)	$498.4	$502.0	$898.7	$896.2
Gross Margin	12.0%	14.4%	12.6%	13.9%
Restructuring, Assets Impairment & Other Charges ($MM)	$9.1	$0.7	$9.4	$5.7
Operating Income ($MM)	$6.2	$23.0	$21.8	$30.7
Reported EPS	$0.07	$0.11	$0.13	$0.08

Press Release
“Continued weakness in the North American carbonated soft drink segment and higher commodity costs, which we were not able to offset with pricing until just after the end of the quarter, impacted our overall results,” said Brent Willis, Cott’s Chief Executive Officer. “We are disappointed in the second quarter, but we have taken the right actions for full—year performance, including price increases across the U.S. and Mexico, additional headcount and cost reduction initiatives, and the right investments in sales, marketing, distribution and our international business.”
SECOND QUARTER BUSINESS UNIT HIGHLIGHTS
North American revenues declined 5.3% when compared to the second quarter of 2006, due to continued softness in the carbonated soft drink segment, product rationalization and pricing which lagged ingredient and packaging cost increases in the quarter.
The International business unit continued to deliver strong revenue growth, up 14.3% compared to the same period last year. The U.K., Europe and Mexico businesses each contributed double-digit growth in revenues to drive the strong performance of the International business unit on both the top and bottom lines.
“Execution of our new product and new channel expansion is progressing well and we are strengthening our retailer partnerships with the recently announced creation of customer development and solutions teams in our North American business,” added Willis. “We expect these teams to accelerate the positive indicators we are already seeing in increased promotional activity with many of our top 10 customers.”
“Our international business continues to grow and we are building a strong team to support it, most recently with the hiring of a General Manager for our business in China and the filling of key positions in international marketing and business development.”
OTHER SECOND QUARTER FINANCIAL INFORMATION
Selling, general and administrative (SG&A) expenses decreased 8.2% to $44.7 million, as compared to $48.7 million in last year’s second quarter. Excluding executive transition costs of $6.3 million in the prior year quarter, SG&A increased 5.4%. The increase was primarily due to costs associated with the Company’s increased selling expenses in North America, the investment in people in the International business unit, and key actions to continue the business turnaround, including the office consolidation and creation of customer development and solutions teams in North America.
Cott recorded an income tax benefit of $4.6 million in the quarter, compared to a provision of $6.8 million in the prior year quarter. The tax recovery was favorably impacted in the second quarter by tax benefits arising from inter-company debt structures.
Second quarter operating income was $6.2 million, compared to $23 million in the prior year second quarter. Restructuring and other charges in the quarter amounted to $9.1 million, compared to $0.7 million in the second quarter of last year.

Press Release
YEAR-TO-DATE PERFORMANCE
On a year-to-date basis, volume and revenues were flat compared to the same period in the prior year. North American volume and revenue declines were offset by gains in the International business unit, especially in the U.K. where growth continued to be robust. When foreign exchange is excluded, first half revenues declined 1.5%.
Gross margin for the first half of 2007 was 12.6% compared to 13.9% in 2006, primarily due to higher ingredient and packaging costs. Selling, general and administrative (SG&A) expenses decreased in the first six months of the year to $82.3 million, compared to $88.6 million in the same period last year. Excluding one time executive transition costs in 2006 of $6.3 million, year-to-date SG&A was flat when compared to prior year.
Year-to-date operating income was $21.8 million, compared to $30.7 million in the first six months of the prior year. Restructuring, asset impairments and other charges in the period were $9.4 million, compared to $5.7 million in the prior year.
Net income in the first six months of the year was $9.5 million or $0.13 per diluted share, compared to $5.5 million or $0.08 per diluted share in the first half of 2006.
PROGRESS IN KEY STRATEGIC AREAS
Cott continued to make progress in the quarter in its three key areas of strategic focus, and in its key organizational enabler:
1.	Lowest cost producer
•	The Company announced anticipated annualized savings of approximately $8 million as a result of further organizational restructuring and headcount reduction associated with the realignment of the North American business
2.	Retailers’ best partner
•	Cott announced the formation of a new North American structure which more closely aligns resources to key customer needs. New customer development and solutions teams will provide integrated service dedicated to specific customer needs and opportunities providing streamlined processes and greater accountability

•	Price increases were successfully implemented in the U.S. and Mexico to take effect in July and recover higher than anticipated ingredients and packaging costs

•	The U.K.’s second aseptic line was fully commissioned and the Company has successfully introduced a new “clean” (all natural) beverage line for a key customer
3.	Innovation pipeline
•	During the quarter, Cott began production of the new 1L Red Rain format, scheduled to be at retail in Canada in July. Cott is the first energy drink manufacturer in Canada to launch this new take-home package, building on the Company’s success with the format in Europe.

Press Release
•	Cott partnered with 7-Eleven Inc., a convenience store chain in the U.S., to introduce “Buzz Cola”, a limited-time tie-in with the launch of the The Simpsons Movie
High-performance, world class organization
•	During the quarter, the Company announced the addition of two new positions dedicated to expanding business in new products and new channels. Dave Vautrin was appointed Vice President of Innovation and joined Cott with a strong entrepreneurial background in the beverage industry as the founder of Pacific Beverages, a highly successful company that launched powdered Chai Tea. Polly Dolan joined Cott as Vice President of New Channels, bringing extensive sales experience from Enzymatic Therapy Inc., Ralston Purina and Clorox

•	The first General Manager for Cott’s China business was hired during the quarter. Keith Ma joined Cott from Honeywell with previous experience in the Coca-Cola Company

•	The Company announced the final phase of consolidating its executive team in Tampa, Florida and the consolidation of remaining employees from its Queen’s Quay headquarters to its plant in Mississauga
PERFORMANCE AGAINST BUSINESS MODEL
Although second quarter results were below the Company’s previously communicated business model targets, first-half results were more in line. With the new products that have recently been authorized by major customers across all channels, and the additional cost-savings and other benefits accruing from the customer development and solutions teams in North America, the Company expects improved performance.
“On a full-year basis, we remain confident that we will achieve our long-term business model targets. We continue to expect volume and revenue growth to be on the lower end and operating income growth to be on the upper end of the targets,” added Willis.
Second Quarter Results Conference Call
Cott Corporation will host a conference call today, Thursday, July 19, at approximately 10 AM ET to discuss second quarter financial results.
For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America:	(800) 732-9303
International:	(416) 644-3415
Webcast
To access Cott’s second quarter conference call with analysts over the Internet, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are

Press Release
unable to access the live broadcast, a replay of both events will be available at Cott’s website until August 1, 2007.
About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.
Safe Harbor Statements
This press release contains or refers to forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on the assumption that volume and revenue will be consistent with historical trends, that margins will improve through a balance of revenue realization and cost containment, and that interest rates will remain constant and debt levels will decline, and, in the case of the statements relating to new product introductions and capacity increases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, obtain capacity increases, and introduce new products are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(Financial tables in Exhibits 1-5 attached)
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Press Release

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF INCOME
(in millions of US dollars except per share amounts, US GAAP)
Unaudited

	For the three months ended		For the six months ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Revenue	$498.4	$502.0	$898.7	$896.2
Cost of sales	438.8	429.7	785.6	771.2

Gross profit	59.6	72.3	113.1	125.0

Selling, general and administrative expenses	44.7	48.7	82.3	88.6
Gain on disposal of property, plant & equipment	(0.4)	(0.1)	(0.4)	—
Restructuring, asset impairments and other charges
Restructuring	9.1	0.2	9.4	1.8
Asset impairments (recovery)	—	(0.1)	—	1.3
Other	—	0.6	—	2.6

Operating income	6.2	23.0	21.8	30.7

Other income, net	(2.6)	—	(2.3)	(0.2)
Interest expense, net	7.9	7.5	15.7	15.7
Minority interest	0.8	1.1	1.5	2.1

Income before income taxes	0.1	14.4	6.9	13.1

Income tax (recovery) expense	(4.6)	6.8	(2.6)	7.6

Net income	$4.7	$7.6	$9.5	$5.5

Volume - 8 oz equivalent cases	340.3	363.6	658.1	658.6
- Filled Beverage	236.9	250.6	429.8	450.5

Net income per common share
Basic	$0.07	$0.11	$0.13	$0.08
Diluted	$0.07	$0.11	$0.13	$0.08

Weighted average outstanding shares
Basic	71,831,122	71,714,322	71,791,338	71,713,361
Diluted	71,859,562	71,760,373	71,827,217	71,757,702

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the six months ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Operating Activities
Net income	$4.7	$7.6	$9.5	$5.5
Depreciation and amortization	17.7	19.1	35.6	38.4
Amortization of financing fees	0.2	0.2	0.5	0.5
Share-based compensation expense	2.4	1.9	4.9	4.6
Deferred income taxes	3.2	6.4	3.4	6.6
(Decrease) increase in other income tax liabilities	(0.3)	—	0.5	—
Minority interest	0.8	1.1	1.5	2.1
Gain on disposal of property, plant & equipment	(0.4)	(0.1)	(0.4)	—
Asset impairments (recovery)	—	(0.1)	—	1.3
Other non-cash items	0.7	0.2	1.0	0.5
Net change in non-cash working capital	(33.2)	(15.6)	(45.3)	(31.4)

Cash (used in) provided by operating activities	(4.2)	20.7	11.2	28.1

Investing Activities

Additions to property, plant and equipment	(20.1)	(8.4)	(36.3)	(16.7)
Additions to intangibles and other assets	(1.3)	(3.3)	(1.7)	(5.7)
Proceeds from disposal of property, plant and equipment	0.6	0.8	0.8	1.5

Cash used in investing activities	(20.8)	(10.9)	(37.2)	(20.9)

Financing Activities

Payments of long-term debt	(0.4)	(0.3)	(1.6)	(0.5)
Short-term borrowings	26.3	(9.7)	22.1	(16.7)
Distributions to subsidiary minority shareowner	(0.7)	(0.7)	(1.3)	(1.8)
Other financing activities	(0.1)	—	(0.2)	(0.1)

Cash provided by (used in) financing activities	25.1	(10.7)	19.0	(19.1)

Effect of exchange rate changes on cash	0.1	(0.1)	—	—

Net increase (decrease) in cash	0.2	(1.0)	(7.0)	(11.9)

Cash, beginning of period	6.2	10.8	13.4	21.7

Cash, end of period	$6.4	$9.8	$6.4	$9.8

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)
Unaudited

	June 30, 2007	December 30, 2006

ASSETS

Current assets
Cash	$6.4	$13.4
Accounts receivable	241.1	187.0
Income taxes recoverable	25.6	17.8
Inventories	157.8	131.2
Prepaid and other expenses	11.3	10.3
Deferred income taxes	12.9	11.7

	455.1	371.4

Property, plant and equipment	384.0	360.2
Goodwill	162.5	158.4
Intangibles and other assets	240.1	250.7
Deferred income taxes	12.5	—

	$1,254.2	$1,140.7

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$133.0	$107.7
Current maturities of long-term debt	2.0	2.0
Accounts payable and accrued liabilities	226.3	186.5

	361.3	296.2

Long-term debt	276.1	275.2
Deferred income taxes	53.3	48.2
Other tax liabilities	34.5	11.5

	725.2	631.1

Minority interest	21.1	20.9

Shareowners’ equity
Capital stock	274.5	273.4
Restricted shares	(0.6)	(0.7)
Additional paid-in-capital	29.9	29.8
Retained earnings	174.0	168.7
Accumulated other comprehensive income	30.1	17.5

	507.9	488.7

	$1,254.2	$1,140.7

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the six months ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Revenue
North America	$364.5	$384.9	$660.1	$695.9
International	133.9	117.1	238.6	200.3

	$498.4	$502.0	$898.7	$896.2

Operating income
North America	$(7.0)	$12.9	$3.6	$18.0
International	13.2	10.1	18.2	12.7

	6.2	23.0	21.8	30.7

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES (cont’d)
(in millions of US dollars, except per share amounts)
Unaudited
Change in revenue excluding foreign exchange

	For the three months ended			For the six months ended
	June 30, 2007			June 30, 2007
	Cott	North America	International	Cott	North America	International

Change in revenue	$(3.6)	$(20.4)	$16.8	$2.5	$(35.8)	$38.3
Impact of foreign exchange	(9.7)	(1.4)	(8.3)	(16.3)	(0.8)	(15.5)

Change excluding foreign exchange	$(13.3)	$(21.8)	$8.5	$(13.8)	$(36.6)	$22.8

Percentage change excluding foreign exchange	(3%)	(6%)	7%	(2%)	(5%)	11%